COMMERCIAL HANGAR LEASE AGREEMENT
BETWEEN CITY OF MIDLAND, TEXAS

AND STARFIGHTERS INTERNATIONAL, INC.

THIS COMMERCIAL HANGAR LEASE AGREEMENT ("Agreement") is made effective this 1st day of June, 2025; by and between the CITY OF MIDLAND, TEXAS, a home rule municipal corporation ("City"), and STARFIGHTERS INTERNATIONAL, INC., ("Lessee").

RECITALS

WHEREAS, City owns and operates the Midland International Air & Space Port, located in the City of Midland, Texas (the "Airport"), and;

WHEREAS, Lessee desires to lease certain City-owned facilities and land at the Airport to engage in the business of aeronautics and provide certain aeronautical services, and Lessee desires to provide certain aviation services to the public as hereinafter permitted; and

NOW, THEREFORE, for and in consideration of the covenants and conditions herein stated, City and Lessee agree as follows:

ARTICLE 1. GRANT OF LEASE

1.01 Leased Premises: City agrees to lease to Lessee that certain 33,700 square-foot facility located on portions of Lot 2A, Block 11, Midland International Airport Industrial Addition, and Lot 3B, Block 11, Midland International Airport Industrial Addition, Section 6 City and County of Midland, Texas at the Midland International Air & Space Port (the "Leased Premises"), together with nonexclusive use of a portion of the adjacent ramp area, all as more particularly depicted on Exhibit A, which is attached hereto and incorporated herein for all purposes.

1.02 Easements: This Agreement shall be subject to such easements, rights-of-way, drill sites, or other rights or reservations affecting the Leased Premises which are of record or are clearly visible as of the date of this Agreement, or which are shown on Exhibit A.

1.03 Acceptance of Leased Premises: Lessee accepts the Leased Premises, buildings and improvements, including all fixtures, apparatus and equipment located therein "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY, EXPRESS OR IMPLIED BEING MADE BY THE CITY OF MIDLAND THAT THE BUILDINGS ARE FIT FOR A PARTICULAR PURPOSE. LESSEE ACKNOWLEDGES THAT LESSEE IS NOT RELYING UPON ANY REPRESENTATION MADE BY CITY WITH RESPECT TO THE CONDITION OF THE BUILDINGS, BUT IS RELYING UPON LESSEE'S EXAMINATION OF THE BUILDINGS. LESSEE ALSO RECOGNIZES BY EXECUTING THE LEASE, THAT THE LESSEE IS AGREEING TO LEASE THE BUILDINGS "AS IS" THAT LESSEE AGREES TO MAKE ITS OWN APPRAISAL OF THE BUILDINGS AND TO ACCEPT THE RISK THAT LESSEE MAY BE WRONG. CITY GIVES NO ASSURANCES, EXPRESS OR IMPLIED CONCERNING THE VALUE OR CONDITION OF THE BUILDINGS LEASED. IN NO EVENT SHALL A LESSEE HAVE A RIGHT TO RECOVER CONSEQUENTIAL DAMAGES. THEREFORE, THE LESSEE WILL TAKE;_ THE BUILDINGS UNDER THE EXPRESS UNDERSTANDING THE LEASED PREMISES ARE ACCEPTED "AS IS" AND WITH ALL FAULTS.

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1.04 Delivery and Repair Obligations: Notwithstanding Article 1.03, City shall:

(a) Deliver the Leased Premises in broom-clean condition;

(b) Ensure the HVAC, electrical, and plumbing systems are operable and in good condition and repair;

(c) Ensure the water, sewer, and gas connections are operable and in good condition and repair;

(d) Clean, replace, or remove, as necessary, dirty or damaged carpeting throughout the Leased Premises, and, where applicable, clean and refinish flooring beneath carpet; and

(e) Repair all major damage to drywall, fixtures, mirrors, doors, and paint throughout the Leased Premises as necessary.

The parties acknowledge and agree that Lessee intends to take possession of the Leased Premises immediately following the commencement of the Lease Term, which will not allow City sufficient time to complete the certain obligations referenced in this Article 1.04 before Lessee takes possession of the Leased Premises. Accordingly, except for the obligations referenced in Article l .04(a).(c). City shall have a reasonable amount of time following the commencement of the Lease Term and Lessee's occupation of the Leased Premises to complete the delivery and repair obligations referenced in this Article 1.04. City shall not be in breach of this Agreement for failure to comply with the obligations referenced in Article 1.04(d)-(e) so long as City uses commercially reasonable efforts to continuously and diligently pursue completion of the work associated with these obligations. Any determination as to: (i) the condition of the Leased Premises, its systems, conoections, and facilities; and (ii) the necessity to replace any items or of any proposed repair work and the quality of the same shall be in the reasonable and good faith discretion of City.

Notwithstanding the foregoing, the City's total financial obligation for the repair and delivery items described in this Article 1.04 shall not exceed Ninety-Five Thousand Dollars ($95,000.00) in the aggregate. Any costs exceeding this amount shall require the City's prior written approval, which may be withheld in its sole discretion.

ARTICLE 2. TERM LEASE AGREEMENT

The term of this Agreement shall commence on June 1, 2025, and terminate at midnight on May 31, 2026 (the "Lease Term"), unless terminated earlier or later pursuant to the provisions of this Agreement. This Agreement may be extended on a year-to-year basis upon the mutual written consent of the parties; provided, however, that the Lease Term may only be extended a total of four (4) times for a maximum potential Lease Term of five (5) years.

ARTICLE 3. RENT

3.01 Amount of Base Rent: During the Lease Term, Lessee agrees to pay monthly to City rent for the Leased Premises as follows: $0.55 per square foot (33,700) for a total of $18,535.00 per month. Rent shall be due on the first day of each month. For purposes of this Agreement, the amount of square footage for ground and facilities being rented is agreed by the parties to be as set forth in Exhibit A.

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3.02 Rental Adjustments: It is agreed and understood that provision must be made herein for an adjustment of rentals annually. Therefore, beginning on June 1, 2026, and on each annual anniversary of that date thereafter during the Lease Term, the monthly Base Rent set forth in Section 3.01 shall be increased only in the same proportion or percentage by which the cost of living has been increased as reflected by the Consumer Price Index for All Items, as maintained by the United States Government's Department of Labor, Bureau of Labor Statistics for the Dallas/Fort Worth SMA; such increase being measured by comparison with such cost-of-living indices at the beginning of the Lease Term, as compared with the indices at the end of the first 12- month period of the Lease Term.  In no event shall the monthly payment due be less than $18,535.00.

3.03 Delivery of Rent: All payments required of Lessee by this Agreement shall be delivered by mail, or in person, to the Office of the Director of Airports, Midland International Air & Space Port, 9506 Laforce Boulevard, P. 0. Box 60305, Midland, Texas 79711, or to such other location as specified in writing by City from time to time, no later than the date such payment is due, unless such due date falls on a Saturday, Sunday, or City holiday, in which case such rent shall be due on the first City business day following the date such payment is due.

3.04 Delinquent Rent Payments: All rent and other payments which are past due more than five (5) days shall accrue simple interest at the rate of (i) eight percent (8.0%) annually, or (ii) the maximum percentage rate allowed by law, whichever is less. Notwithstanding anything to the contrary in this Article 3.04, if at the time performance of the provisions set forth in this Article 3.04 becomes due, the interest to be paid in accordance with this Article 3.04 exceeds the limits on the payment of interest established by law, then the amount of interest to be paid shall be reduced to the maximum limit allowed by law; furthermore, if, from any circumstances, City should ever receive as interest an amount that would exceed the highest lawful rate, the amount that would be excessive interest shall be applied to the payment of rent owing pursuant to the provisions of this Lease Agreement and not to the payment of interest.

3.05 Application of Amounts Received: Payments received shall be applied in the following order: (i) interest accrued for late payments, (ii) late rental charges, (iii) past due rent, beginning with the oldest amount due, (iv) other past due amounts, (v) rent currently due, (vi) other amounts currently due.

3.06 Other Charges: Nothing herein shall be deemed to relieve Lessee and its tenants, sublessees, patrons, invitees, and others from Airport use charges, including fuel flowage fees paid on fuel purchased by Lessee, as are levied generally by City directly upon the operation of aircraft, or from automobile parking permit fees for parking areas that are not included within the Leased Premises, or from security fees.

ARTICLE 4. USE OF LEASED PREMISES

4.01 Permitted Uses: Lessee shall be permitted to use the Leased Premises for the purpose of conducting for-profit commercial aeronautical services or activities consisting of any or all of the following operations and no others:

(a) Repair and maintenance service for aircraft, airframe, power plant, avionics, instruments, and related equipment;

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(b) Storage of fuel and such equipment and materials as may be incidental or necessary to Lessee's operations, including motor vehicles operated and/or owned by Lessee; and

(c) Such other uses as may be permitted in writing by City.

4.02 Prohibited Uses: Lessee agrees at all times to comply with the following:

(a) Lessee shall at no time use, or permit the use of, the Leased Premises in a manner that is contrary to applicable federal, state, or local laws, ordinances, rules, or regulations, which shall include, but not be limited to, applicable Federal Aviation Administration rules and regulations and applicable regulations for the use of the Airport as may from time to time be promulgated by City;

(b) Lessee shall not permit any permanent, unshielded light or illumination source to cause glare as viewed from any street, adjacent properties or operating aircraft;

(c) Lessee shall not cause or permit the burial or storage above ground on the Leased Premises of any hazardous waste or materials, as defined by federal or state law, except in accordance with applicable federal, state, or local laws, ordinances, regulations and rules, as may be adopted or amended from time to time;

(d) Lessee shall not cause or permit any use or activity on the Leased Premises which would create a hazardous condition for aircraft operating at the Airport;

(e) Lessee shall not allow the Leased Premises to be used for parking of motor vehicles, motorcycles, or motor driven equipment by anyone other than customers, employees, or contractors of Lessee except as may be authorized by the Director of Airports, with all such parking being limited to areas designated by the Department of Airports for such parking. Lessee shall not be in default for the improper parking of vehicles over which neither Lessee nor any of its subtenants, customers, employees, or contractors have any control;

(t) Lessee shall not operate, nor permit the operation of, a car rental business from the Leased Premises, unless the Lessee or the operator of said car rental business has executed a car rental concession or permit agreement with City; and

(t) Lessee shall not allow scheduled airline passenger operations to be conducted on the Leased Premises.

4.03 Compliance with Minimum Standards: All activities conducted upon the Leased Premises, whether by Lessee or its sublessees, shall be in substantial conformance with City's Minimum Standards for Aeronautical Activities, as such standards exist or may be duly amended from time to time by the City Council to the extent that such Minimum Standards may apply to Lessee's operations. City agrees to provide Lessee with written notice not later than thirty (30) days prior to adoption of substantive changes to the Minimum Standards for Aeronautical Activities which would apply to Lessee's operations.

4.04 Non-exclusive Uses: Lessee understands and acknowledges that, as to that part of the Airport not included within the Leased Premises, the allowable uses permitted herein are on a non-exclusive basis with respect to other potential providers of aeronautical services at the Airport.

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4.05 Execution of Fueling Agreement: The parties acknowledge that Lessee's contemplated use of the Leased Premises will involve on-site fuel storage necessary to conduct its commercial aviation operations. Accordingly, and as a condition of entering this Agreement, Lessee shall, contemporaneously with the execution hereof, execute an Airport Fueling Agreement for Corporate Non-Commercial Hangar Tenants that governs Lessee's storage and dispensation of aviation propellants and fuels on the Leased Premises (the "Fueling Agreement"). The form of the Fueling Agreement being in a form substantially similar to that of Exhibit B, which is attached hereto and incorporated herein for all purposes. The Fueling Agreement shall be coterminous with the Lease Term. Any breach or default under the Fueling Agreement by Lessee shall also be considered a breach or default under this Agreement; any breach or default under this Agreement shall also be considered a breach or default of under Fueling Agreement.

ARTICLE 5. OBLIGATIONS OF LESSEE WITH REGARD TO CONSTRUCTION OF IMPROVEMENTS

5.01 Approval of Plans Not Assurance of Design Quality: The approval by the Director of Airports of any plans and specifications applies only to the conformity of such plans to the general architectural and operational plan for the Leased Premises and the Airport. The approval of the Director of Airports does not constitute approval of the quality of the architectural or engineering work performed. Neither City nor the Director of Airports assumes any liability or responsibility for the architectural or engineering design or for any defect in any building or improvement constructed from the plans or specifications. Construction of any contemplated improvements shall be in accordance with the plans presented to and approved by the Director of Airports. All construction work shall be subject to inspection by a representative employed by City or an inspector from the Development Services Department of City, or both, to determine that such work conforms to the plans and specifications approved by City.

5.02 Contractor's Insurance; Bonds: At any time construction activities are undertaken on the Leased Premises, Lessee shall require that its contractor or contractors keep in force insurance issued by a responsible insurance company or companies authorized to conduct business in the State of Texas insuring the improvements during construction under Completed Builder's All-Risk Insurance, including fire, extended coverage, vandalism and malicious mischief, in an amount equal to the full insurable value of such construction as the same progresses in order to insure continuity of construction and ultimate completion despite damage or destruction suffered during the course thereof. ALL INSURANCE SHALL NAME THE CITY OF MIDLAND AS AN ADDITIONAL INSURED AND CO-PAYEE, AND PROVIDE FOR A WAVIER OF SUBROGATION IN FAVOR OF THE CITY OF MIDLAND. Lessee shall require all contractors performing construction work on the Leased Premises to provide payment and performance bonds issued by a responsible bonding company or companies authorized to conduct business in the State of Texas for the full amount of the cost of the construction to be performed on forms which are in compliance with Tex. Gov't Code Ch. 2253, as amended. The foregoing shall be made a part of any contract between Lessee and its contractor or contractor. In the event Lessee does not complete the construction work itself; it shall comply with the all-risk insurance provisions hereof.

5.03 Compliance With Building Codes and Federal Standards: All improvements made to the Leased Premises by Lessee shall comply with all applicable City Building Codes and federal standards for construction of airport improvements in effect at the time construction commences as well as all other applicable federal aviation regulations, if any.

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5.04 Encumbrance of Leasehold Estate: Lessee shall at no time encumber or attempt to encumber its leasehold interest in the Leased Premises by deed of trust, mortgage, security agreement or other security interest.

5.05 Ownership of Buildings, Improvements and Fixtures: Any and all buildings, improvements (including, but not limited to all aprons, taxiways and roadways), additions, alterations, and fixtures existing at the commencement of the Lease Term or constructed or placed on any part of the Leased Premises during the Lease Term by City or Lessee, shall be considered part of the real property of the Leased Premises, shall remain on the Leased Premises, and shall not be removed by Lessee or any sublessee without the written consent of City. All improvements, additions, alterations, and fixtures on the Leased Premises shall become the sole property of City upon termination of this Agreement without compensation to Lessee, it being understood and agreed by Lessee that the transfer of title to City of the buildings and improvements located on the Leased Premises at the end of the Lease Term is additional consideration for this Agreement. Notwithstanding the above, Lessee shall have the right at any time during Lessee's occupancy o( the Leased Premises, or within a reasonable time thereafter, to remove any and all furniture, machinery, equipment, but not fixtures owned or placed by Lessee, in, under, or on the Leased Premises; provided, however, prior to the termination of the Lease Term, Lessee shall repair any damage to any buildings or improvements on the Leased Premises resulting from their removal. Any such personal property items which are not removed within sixty (60) days after the termination date of this Agreement shall become the property of City as of that date.

5.06 Taxes, Assessments, and Fees: Lessee shall pay and discharge all taxes, of any kind, assessments or other fees whether general or special, ordinary or extraordinary, charged by any government or quasi-governmental entity relating directly to the Leased Premises, the Improvements located thereon and/or the Activities conducted at the Airport including leasehold (or possessory interest tax), personal property, income, excise, or any other business tax, assessment, or fee, as applicable. Lessee acknowledges and understands that it holds record title to the Improvements on the Leased Premises, and the Improvements shall be taxed under Lessee's account in a manner designed to determine the market value of the Improvements as of January 1st of each tax year. The foregoing notwithstanding, Lessee shall have the right, before delinquency occurs, of protesting, contesting, objecting to or opposing the legality or amount of any such tax, assessment or fee which Lessee deems, in good faith, are illegal or excessive; and in the event of such contest, Lessee may, to the extent provided by law, defer the payment of any such tax, assessment or fee. However, Lessee shall deposit with City that amount of any taxes that are not the subject of any contest, and which are not in dispute to be held by City, in trust, until the conclusion of any tax contest and payment of any final determination. Lessee shall be solely responsible for the payment of all taxes and the payment of taxes shall be in addition to any rental payments.

5.07 Cost, Expenses and Other Charges: Lessee shall pay all required costs, expenses and other charges or obligations of every kind and nature whatsoever relating to the Leased Premises, the improvements and/or the activities conducted by Lessee, which may arise or become due during the term of this Agreement. Lessee shall be solely responsible for adequate water pressure, and this shall be at Lessee's sole expense. Lessee shall be responsible for all costs associated with providing water for fire suppression and all other water-related issues.

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ARTICLE 6. REPAIRS, MAINTENANCE AND RESTORATION

6.01 Maintenance by City: City shall, at City's sole discretion and expense, keep in good repair, condition, and appearance the taxiways and roadways that have been or may be constructed by City. City may commence required repairs as soon as reasonably practicable after receiving written notice from Lessee thereof. Except as provided in Article 1.04 above, City shall not be obligated to make repairs, replacements, or improvements of any kind upon the Leased Premises, or to any equipment, merchandise, facilities, or fixtures therein, all of which shall be Lessee's responsibility. The amount and extent of the repairs to be made by City are in City's sole discretion.

6.02 Maintenance by Lessee: Lessee shall, at Lessee's sole expense, keep the Leased Premises and all improvements of any kind, which may be existing at the commencement of the Lease Term or erected, installed, or made thereon by Lessee after commencement of the Lease Term in good repair, condition and appearance, normal wear and tear excepted. If the Lessee desires to improve or change the condition of the Leased Premises, the improvements and changes shall be at Lessee's sole cost. Oilier items of maintenance for which Lessee shall be solely responsible shall include, but not be limited to, the following:

(a) Janitorial services, providing janitorial supplies, window washing, rubbish and trash removal;

(b) Supply and replacement of light bulbs in and on all buildings (except lighting removed for causing obstructions or glare);

(c) Replacement of cracked or broken glass in all buildings;

(d) Cleaning of interior stoppages in interior plumbing fixtures and drain lines up to the first manhole or clean out outside of the exterior of the building where the stoppage occurred;

(e) Replacement of floor carpets or covering;

(f) Maintenance of all doors and door operating system s, including weather stripping and glass replacement;

(g) Painting, repairing, and replacement of interior walls not resulting from structural failure;

(h) Landscaping and grass cutting services within the Leased Premises, including, but not limited to, repair or replacement of exterior building flood lights and planter lights;

(i) Maintenance of all aprons, ramps, and roadways that are constructed by Lessee; and

G) Maintellllllce and repair of all air conditioning and utility systems.

Subject to the provisions of Article 5.05, on the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Leased Premises to City in the same condition as received, except for fire and casualty, and ordinary wear and tear.

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6.03 Trash and Waste Removal: Lessee agrees to cause to be removed from the Leased Premises, at its own expense, all waste, garbage, and rubbish, and agrees not to deposit same on the Leased Premises except temporarily in waste or garbage containers provided by Lessee at Lessee's expense. Lessee further agrees that Lessee will store all parts, supplies, and other materials on the interior of buildings located on the Leased Premises, provided, however, that any parts or supplies which must be kept outside because of volatility of the supply item or the size of the part will be kept out of view of the public traveling on public rights of way or other surrounding tenants by installation of fencing or other means of screening approved by the Director of Airports.

ARTICLE 7. ACCESS TO AND USE OF AIRPORT

7.01 Access to Airport: City shall maintain all roads on the Airport giving access to the Leased Premises in good and adequate condition for use by cars and trucks and shall maintain free and uninterrupted access to the Leased Premises over said roads at all times; provided, however, City shall not be in default of this Agreement if access is interrupted.

7.02 Right to Use Airport: Lessee and Lessee's employees, sublessees, and guests shall have the right to use that part of the Airport and its facilities not included within the Leased Premises in common with others authorized to do so. Such use shall be subject to all applicable federal, state or local laws, ordinances, statutes, rules, regulations; or orders of any governmental authority, lawfully exercising jurisdiction over the Airport or the activities and business operations of Lessee, including any limitations, restrictions or prohibitions affecting the aviation activities or operations of Lessee.

7.03 Vehicular Operations on the Airfield: No vehicles of Lessee, its employees, customers, or invitees will be allowed to operate on, or cross, the runways and taxiways and their respective safety areas of the Airport. When necessary, Airport Operations Control Center personnel will provide Lessee escorted access to and from the airfield area.

7.04 Airport Certification Rules and Regulations: Lessee shall comply with such rules that pertain to its operation on the Airport under the Airport Certifications Rules of Federal Aviation Regulations Part 139, as amended [14 CFR Part 139, as amended].

7.05 Airport Security Rules and Regulations: Lessee, its directors, officers, employees, and contractors shall comply with all federal and local Airport Security Regulations adopted by City or the Department of Airports as such rules and regulations exist or may hereafter be amended. LESSEE AGREES TO INDEMNIFY AND HOLD HARMLESS CITY, ITS OFFICERS, AND EMPLOYEES, FROM ANY CHARGES, FINES OR PENALTIES THAT MAY BE ASSESSED OR LEVIED BY THE FAA OR TSA BY REASON OF THE NEGLIGENT OR INTENTIONAL FAILURE OF LESSEE, ITS DIRECTORS, OFFICERS, EMPLOYEES, OR CONTRACTORS TO COMPLY WITH SUCH AIRPORT SECURITY REGULATIONS.

7.06 14 C.F.R. Part 77 Requirements: Lessee agrees to comply with the notification and review requirements set forth in Part 77 of the Federal Aviation Regulations [14 CFR Part 77] in the event any future structure, antenna or building is planned for the Leased Premises, or in the event of any planned modification of any present or future building, antenna or structure located on the Lease Premises.

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7.07 Control of Structures: Lessee shall not erect nor permit the erection of any structure or object, nor permit the growth of any tree on the Leased Premises which highest point is above a mean sea level elevation established by the FAA and City as a height limitation on such structures or objects. City reserves the right to enter upon the Leased Premises and to remove the offending structure or object or cut the offending tree, at Lessee's expense.

7.07 Aerial Approaches: City reserves the right to take any action it considers necessary to protect the aerial approaches of the Airport against obstruction together with the right to prevent Lessee from erecting or permitting to be erected any building or other structure on or adjacent to the Airport which, in the opinion of City, would limit the usefulness of the Airport or constitute a hazard to aircraft.

7.08 Right of Over-flight: There is hereby reserved to City, for the use and benefit of the public, a right of flight for the passage of aircraft above the surface of the Leased Premises, together with the right to cause in said airspace such noise as may be inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in the air, using said airspace for landing at, taking off from or operating on the Airport.

ARTICLE 8. INSURANCE

8.0I Lessee's Minimum Insurance Amounts: Lessee shall obtain and maintain continuously in effect at all times during the Lease Tenn, at Lessee's sole expense, at least the following minimum insurance with a carrier or carriers licensed to do business in the State of Texas and satisfactory to City:

(a) Property and Casualty Insurance insuring against loss or damage to Lessee's improvements and any and all property being maintained or repaired by Lessee due to fire, lightning and all other perils included in standard extended coverage policies, and vandalism and malicious mischief, all in amounts of not less than one hundred percent (100%) of replacement value;

(b) Commercial General Liability Insurance against claims for bodily injury, death, or property damage occurring on, in or about the Leased Premises, or any other portion of the Airport, in at least the amount of $1,000,000.00 per individual, $1,000,000.00 per occurrence and $1,000,000.00 with respect to property, and the statutory limits with respect to worker's compensation.

8.02 Lessee's Coverage Primary: All insurance herein required shall apply as primary and not in excess of or contributing with other insurance which the Lessee may carry. Insurance provided pursuant to Article 8.01 shall name City as an additional insured or loss payee as the case may be and provide for a waiver of subrogation in favor of City. The comprehensive general liability policy as provided in Article 8.0l(b) shall provide contractual liability coverage sufficiently broad so as to include the liability assumed by Lessee in the indemnity and hold harmless provisions included in Article 9 of this Agreement. The Lessee's insurance policies as required by this Agreement shall apply separately to City as if separate policies had been issued to Lessee and City.

8.03 Contents of General Liability Policy: Lessee's Comprehensive General Liability policy shall protect City and Lessee against any and all liability to any person or persons whose property damage or personal injury arises out of or is in connection with the occupation, use, or condition of the Leased Premises or resulting from any,injury or damage occurring on or about the roads, driveways or other public areas of the Leased Premises used by Lessees, its trustees, officers, employees, students, invitees, and contractors at the Airport, whether or not such damage or injury is the result of negligence of the Lessee or its officers, employees, representatives, invitees, licensees, contractors, agents, guests, or students.

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8.04 Cancellation: Certificates of Insurance: Lessee's insurance as required by this Agreement shall not be subject to cancellation or material alteration until at least thirty (30) days written notice has been provided to City. Lessee shall furnish to City, annually, Certificates of Insurance showing City as an additional insured and evidencing that all the herein-stated requirements have been met.

8.05 Insurance Not Limitation on Indemnity: The amount or amounts of all required policies shall not be deemed a limitation of the Lessee's agreement to indemnify and hold harmless City, its officers and employees in the event Lessee or City, its officers or employees shall become liable in an amount in excess of the amount or amounts of such policies.

8.06 City's Right to Purchase Insurance: In the event such insurance as required by Article 8.01, above, shall lapse, City reserves the right to obtain such insurance at Lessee's expense. Upon demand from City, Lessee shall reimburse City for the full amount of the premium paid on Lessee\s behalf.

ARTICLE 9. INDEMNITY

LESSEE SHALL INDEMNIFY AND HOLD HARMLESS AND DEFEND CITY AND ALL OF CITY'S OFFICERS, AGENTS AND EMPLOYEES FROM ALL SUITS, ACTIONS, CLAIMS, DAMAGES, PERSONAL INJURIES, LOSSES, PROPERTY DAMAGE AND EXPENSES OF ANY CHARACTER WIµTSOEVER, INCLUDING REASONABLE ATTORNEY'S FEES, BROUGHT FOR OR ON ACCOUNT OF ANY INJURIES OR DAMAGES RECEIVED OR SUSTAINED BY ANY PERSON OR PERSONS OR PROPERTY, ON ACCOUNT OF ANY NEGLIGENT ACT OF LESSEE, ITS AGENTS OR EMPLOYEES, OR ANY SUBCONTRA(;TOR, ARISING OUT OF, OR RESULTING FROM, LESSEE'S USE OF, OR ACTIVITIES ON, THE AGREEMENT PREMISES, AND LESSEE WILL BE REQUIRED TO PAY ANY JUDGMENT WITH COSTS WHICH MAY BE OBTAINED AGAINST CITY OR ANY OF ITS OFFICERS, AGENTS OR EMPLOYEES, INCLUDING REASONABLE ATTORNEY'S FEES.

LESSEE SHALL INDEMNIFY AND HOLD HARMLESS AND DEFEND CITY AND ALL OF CITY'S OFFICERS, AGENTS AND EMPLOYEES FROM ALL SUITS, ACTIONS CLAIMS, DAMAGES, PERSONAL INJURIES, ACCIDENTAL DEATH, PROPERTY DAMAGE, LOSSES, AND EXPENSE OF ANY CHARACTER WHATSOEVER INCLUDING REASONABLE ATTORNEY'S FEES, BROUGHT FOR OR ON ACCOUNT OF ANY INJURIES OR DAMAGES RECEIVED OR SUSTAINED BY ANY PERSON OR PERSONS OR PROPERTY, ON ACCOUNT OF ANY NEGLIGENT ACT OF CITY, CITY'S OFFICERS, AGENTS AND EMPLOYEES, WHETHER SUCH NEGLIGENT ACT WAS THE SOLE PROXIMATE CAUSE OF THE INJURY OR DAMAGE OR A PROXIMATE CAUSE JOINTLY AND CONCURRENTLY WITH LESSEE OR LESSEE'S EMPLOYEES, AGENTS OR SUBCONTRACTORS NEGLIGENCE, IN THE EXECUTION, SUPERVISION AND OPERATIONS GROWING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OF THIS AGREEMENT AND LESSEE WILL BE REQUIRED TO PAY ANY JUDGMENT WITH COSTS WHICH MAY BE OBTAINED AGAINST CITY OR ANY OF ITS OFFICERS, AGENTS OR EMPLOYEES, INCLUDING ATTORNEY'S FEES.

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ARTICLE 10. UTILITIES

Lessee shall be solely responsible for the payment of all water, electric, telephone, refuse, natural gas and other public utility services used on the Leased Premises.

ARTICLE 11. SIGNS

11.01 Consent Required: Except with the prior written consent of City's Director of Airports Lessee shall not erect, maintain or display any signs or any advertising at, or on, the exterior part of structures on the Leased Premises, or, inside any buildings located on the Leased Premises so as to be visible through the window or exterior doors thereof.

11.02 Removal on Termination: Upon the termination of this Agreement, Lessee shall remove, obliterate, or paint out, as City may direct, any and all signs and advertising on the Leased Premises or elsewhere at the Airport, and in connection therewith shall restore the Leased Premises to the same condition as prior to the placement of any such signs or advertising. If there is a failure by Lessee to so remove, obliterate or paint out each and every sign or advertising and so to restore the Leased Premises, City may, at its option, perform the necessary work at the expense of Lessee, and the charge therefor shall be paid by Lessee to City on demand. In certain circumstances, City may elect to allow specific signs to,remain as existing at the termination of this Agreement. Such signs shall be identified and agreed upon mutually, in writing, by Lessee and City.

ARTICLE 12. ASSIGNMENT AND SUBLEASING

At no time shall Lessee sublease any portion of the Leased Premises or assign its interests or obligations in this Lease Agreement without the written consent of City. Any such assignment or attempted assignment shall be void ab initio.

ARTICLE 13. TAX LIENS

Lessee shall be solely responsible for the collection and payment of all applicable federal, state, and local taxes, including, but not limited to, sales, use, amusement, or excise tax required to be collected and paid over by Lessee to the appropriate taxing authority. Furthermore, Lessee shall be responsible for the payment of any applicable ad valorem taxes and any taxes on Lessee's personal property located on the Leased Premises. Lessee shall at no time permit the foreclosure of any tax liens to Lessee's leasehold interest in the Leased Premises or the buildings, fixtures, or other improvements located on the Leased Premises.

ARTICLE 14. DEFAULT AND REMEDIES

14.01 Default by Lessee; Termination: The following shall be deemed to be events of default by Lessee under this Agreement:

(a) Lessee shall fail to pay when due any installment of rent or any other payment required pursuant to this Agreement;

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(b) Lessee shall abandon any substantial portion of the Leased Premises;

(c) Lessee or any guarantor of Lessee's obligations hereunder shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Lessee of any guarantor of Lessee's obligations hereunder;

(d) Lessee or any guarantor of Lessee's obligations hereunder shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors;

(d) Lessee shall do or permit to be done any act which results in a lien being filed against the Leased Premises;

(e) The liquidation, termination, dissolution of Lessee o_r any guarantor of Lessee's obligations hereunder; or

(f) Lessee shall be in noncompliance with any other term, provision or covenant of this Agreement, other than those specified in subpart (a) through (f) above.

Upon the occurrence of an event of default by Lessee, City may give written notice of such default to Lessee in accordance with the notice provisions in this Agreement. Upon City's issuance of such written notice to Lessee, Lessee shall have thirty (30) days to cure the default and provide satisfactory evidence of such cure to City. If Lessee is unable to cure the default within such 30- day period, then City shall have the right, but not the obligation, to terminate this Agreement by giving Lessee ten (10) days' prior written notice of City's election.

14.02 Abandonment of Business by Lessee: Lessee further agrees that the abandonment for a period of thirty (30) days by Lessee of the conduct of its business activities at the Airport shall terminate Lessee's rights under this Agreement. By so terminating this Agreement, City does not waive any other claim or rights against Lessee. For the purposes of this paragraph, the term "abandonment" shall mean the failure of Lessee to be open for business on the Leased Premises except in the case of war, strike, catastrophe or causes beyond Lessee's control.

14.02 No Remedy Exclusive: No remedy herein conferred upon or reserved to City or Lessee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or hereafter existing under law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle City and Lessee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

14.04 No Waiver of Breach: City's failure or delay in declaring the existence of an event of default by Lessee shall not be construed as a waiver thereof, nor shall it be construed so as to waive or to lessen the right of City to insist upon the performance by Lessee of any term, covenant or condition hereof, or to exercise any rights given it on account of any such event of default. A waiver of any particular event of default shall not be deemed to be a waiver of the same, similar of any other subsequent event of default.

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14.05 Expeditious Action: Notwithstanding any provision as to notice in this Agreement herein contained, ifin City's reasonable judgment the continuance of any event of default by Lessee for the full period of the notice to cure the event of default will jeopardize the operation of the Airport or the rights of City or the other Airport tenants, City may, without notice, elect to perform those acts in respect to which Lessee is in default. Lessee shall reimburse City for any reasonable and necessary costs incurred by City pursuant to this Article 14.05.

ARTICLE 15. TERMINATION BY LESSEE

15.01 Termination: Lessee shall have the right to terminate this Agreement in its entirety, and all rights and obligations ensuing therefrom immediately upon the occurrence of the following:

(a) The issuance of any order, rule or regulation of the Federal Aviation Administration, or its successor Federal Agency, or other competent government authority, Federal or State, or the issuance and execution of any judicial process by any court of competent jurisdiction, materially restricting for a period of at least sixty (60) days, the use of the airport for aeronautical purposes, provided that none of the foregoing is due to any fault of Lessee; or

(b) The material restriction of City's operation of the Airport by action of the Federal Government, or any department or agency thereof, under its wartime or emergency powers, and the continuance thereof for a period of not less than sixty (60) days; provided, however, that without prejudice to the rights of Lessee to terminate as above provided, City and Lessee may mutually agree to adjust fees and charges; or

(c) Material restrictions of the operation of the Airport arising from City's failure to maintain and keep in repair the landing area of the Airport.

15.02 Payment and Termination: If Lessee terminates this Lease for any of the reasons set forth in (a) through (c) of Article 15.01, City shall promptly repay Lessee any rent previously paid by Lessee attributable to the period following the date of such termination.

ARTICLE 16. MISCELLANEOUS PROVISIONS

16.01 Release: LESSEE HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES CITY, ITS EMPLOYEES AND OFFICERS, FROM ANY AND ALL DEMANDS, CLAIMS OR CAUSES OF ACTION OF ANY KIND WHATSOEVER WHICH LESSEE HAS OR MIGHT HAVE IN THE FUTURE, INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT, QUANTUM MERUIT, CLAIMS UNDER THE DUE PROCESS AND TAKINGS CLAUSES OF THE TEXAS AND UNITED STATES CONSTITUTIONS, TORT CLAIMS, OR CITY'S NEGLIGENCE.

16.02 Quiet Enjoyment: Upon the performance of the covenants and agreements on the part of the Lessee to be performed hereunder, the Lessee shall peaceably have and enjoy the Leased Premises, appurtenances, facilities, licenses and privileges granted in this Agreement.

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16.03 Force Majeure: Neither City nor Lessee shall be deemed in violation of this Agreement if it is prevented from performing any of its obligations hereunder except the obligation to pay rent by reason of strikes, boycotts, labor disputes, embargoes, shortages of materials, act of God, acts of the public enemy, act of superior governmental authority, weather conditions, floods, riots, rebellions, acts of sabotage or any other circumstances for which it is not responsible or which are not in its control.

16.04 Independent Contractor: It is expressly understood and agreed that Lessee shall perform all work and services described herein as an independent contractor and not as an officer, agent, servant or employee of City; that Lessee shall have exclusive control of and the exclusive right to control the details of the services and work performed hereunder, and all persons performing the same; and shall be solely responsible for the acts and omissions ofits officers, agents, employees, contractors and subcontractors; that the doctrine of respond at superior shall not apply as between City and Lessee, its officers, agents, employees, contractors and subcontractors; and that nothing herein shall be construed as creating a partnership or joint enterprise between City and Lessee. No person performing any of the work and services described hereunder by Lessee shall be considered an officer, agent, servant or employee of City. Further, it is specifically understood and agreed that nothing in this Agreement is intended or shall be construed as creating a "Community of Pecuniary Interest" or "An Equal Right of Control" which would give rise to vicarious liability. Lessee shall be an independent contractor under this Agreement and shall assume all of the rights, obligations and liabilities, applicable to it as such independent contractor hereunder and any provisions in this Agreement which may appear to give City the right to direct Lessee as to details of doing the work herein covered or to exercise a measure of control over the work shall be deemed to mean that Lessee shall follow the desires of City in the results of the work only. City does not have the power to direct the order in which the work is done. City shall not have the right to control the means, methods, or details of Lessee's work.

16.05 Inspection by City: City may enter upon the Leased Premises at any reasonable time for any purpose necessary, incidental to or connected with the performance of City's obligations hereunder, or in the exercise of its governmental functions, for fire protection or security purposes, or for inspecting or maintaining the Leased Premises, or doing any and all things City is obligated to do, or which may be deemed by City necessary or desirable for·the proper conduct and operation of the Airport or the protection of City's interests.

16.06 On-Site Representatives: Lessee shall select and appoint a representative or representatives for its operations at the Airport. The representatives shall be qualified and experienced, and vested with the full power and authority to act in the name of the Lessee with respect to the method, manner and conduct of the operation of Lessee to be performed under this Agreement. City's onsite representative shall be City's Director of Airports.

16.07 Conformance with Rules and Regulations: The use of the Airport by Lessee shall be subject to any and all rules, regulations and ordinarlces which are now in force or which may be hereafter adopted by City with respect to the operation and use of the Airport, but no such rules, regulations, or ordinances shall increase the Base Rent or Additional Rent payable by Lessee under this Lease or otherwise materially and adversely affect Lessee's tenure of the Leased Premises under this Lease. Furthermore, this Agreement and Lessee's use of the Airport shall be subject to any and all applicable laws, ordinances, resolutions, statutes, rules, regulations or orders of any Federal, State or local governmental authority lawfully exercising jurisdiction over the Airport or the activities and business operations of Lessee, including any limitations, restrictions or prohibitions affecting the aviation activities or operations of Lessee.

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16.08 Licenses and Permits: Lessee hereby agrees that it shall, at its own expense and cost, procure and obtain all lawfully required licenses and permits, certificates and other authorizations required by any governmental authority, in connection with or covering the operations or activities permitted to be performed by it under the provisions of this Agreement.

16.09 Notices: Notices provided for in this Agreement shall be either hand delivered or sent by certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

If to City:	Director of Airports
P. 0. Box 60305
9506 LaForce Boulevard
Midland, Texas 79711

With Copy To:	City Manager
P. 0. Box 1152
300 North Loraine
Midland, Texas 79702

If to Lessee:	Starfighters International, Inc.

___________________________
___________________________
___________________________

The parties may change the representative or address for delivery of notices from time to time by sending written notices to the other party. All notices shall be in writing and effective only upon actual receipt.

16.10 Governing Law and Venue: This Agreement shall be governed by the laws of the State of Texas. All performance and payments made pursuant to this Agreement shall be deemed to have occurred in Midland County, Texas. Exclusive venue for any claims, suits or any other action arising from or connected in any way to this Agreement, or the performance of this Agreement shall be in Midland County, Texas.

16.11 Severability: If any provision of this Agreement is invalid or unenforceable, this Agreement shall be considered severable as to such provision, and the remainder of this Agreement shall remain valid and binding as though such invalid or unenforceable provision were not included herein.

16.12 Use of Language: Words of any gender used in this Agreement shall be held and construed to include any other gender; and words in the singular shall be held to include the plural, unless the context otherwise requires.

16.13 Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed as original, and all of which constitute but one and the same instrument.

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16.14 Development of the Airport: Future development, changes, alterations, modifications, or improvement to the Airport shall be at the sole discretion of City, subject only to such notification to Lessee that the Federal Aviation Administration may dictate.

16.15 Subordination to Federal Agreements: This Agreement shall be subordinate to the provisions and requirements of any existing or future agreement between City and the United States, relative to the development, operation, or maintenance of the Airport.

16.16 No Exclusivity on Aeronautical Services: Nothing herein contained shall be construed to grant or authorize the granting of the exclusive right to provide aeronautical services to the public as prohibited by Section 308(a) of the Federal Aviation Act of 1958, as amended.

16.17 Termination At Will: City may terminate this Agreement at will for no or any reason upon giving one hundred and twenty (120) days written notice to the Lessee. The parties to this Lease understand and agree that it is in City's sole discretion to cancel the Lease during the term of the Lease without penalty to City. The parties have no expectation and have received no guarantees that this Lease will not be terminated before May 31, 2026. The parties have bargained for the flexibility of terminating this Lease upon tender of the requisite notice at any time during the term of this Lease. All work and services under this Lease shall be suspended immediately upon termination of the Lease becoming effective.

16.18 Discrimination Prohibited: The Lessee, for itself, its trustees, officers, legal representatives, successors-in-interest and assigns, as a part of the consideration hereof, agrees (i) that no person on the grounds of race, color, sex, national origin, veteran status or disability shall be excluded from participation in, denied the benefits of or be otherwise subjected to discrimination in the use of the Leased Premises; (ii) that in the construction of any improvements on, over or under the Leased Premises and the furnishing of services thereon, no person on the grounds of race, sex, color, national origin, or disability shall be excluded from participation in, denied the benefits of or otherwise be subjected to discrimination; (iii) that the Lessee shall use the Leased Premises and the Airport in compliance with all other requirements imposed by, or pursuant to, Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended. In the event of breach of any of the above nondiscrimination covenants, City shall have the right to terminate this Agreement and to re-enter and repossess the Leased Premises and the improvements thereon, and hold the same as if said Agreement were terminated by its own term pursuant to Article 2.01 above.

16.19 Affirmative Action Program: Lessee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to ensure that no person shall on the grounds of race, creed, color, national origin, sex or disability be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E. Lessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this Agreement.

16.20 Entire Agreement: This Agreement, in conjunction with the Fueling Agreement, embodies the entire agreement between City and Lessee, and supersedes all prior agreements and understandings, whether written or oral, and all contemporaneous oral agreements and understandings relating to the subject matter hereof. Neither this Agreement nor the Fueling Agreement shall be changed modified, discharged, or extended, except by written instrument duly executive by City and Lessee. The parties agree that no representations or warranties shall be binding upon either party unless expressed in writing in this Agreement or the Fueling Agreement.

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16.21 Attorney's Fees: BY EXECUTING THIS AGREEMENT, LESSEE AGREES TO WAIVE AND DOES HEREBY WAIVE ANY CLAIM IT HAS OR MAY HAVE AGAINST CITY, REGARDING THE AWARD OF ATTORNEY'S FEES, WHICH ARE IN ANY WAY RELATED TO THE LEASE, OR THE CONSTRUCTION, INTERPRETATION OR BREACH OF THE LEASE. THE LESSEE SPECIFICALLY AGREES THAT IF THE LESSEE BRINGS OR COMMENCES ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS LEASE, THE CONSTRUCTION, INTERPRETATION, VALIDITY OR BREACH OF TIDS LEASE, INCLUDING BUT NOT LIMITED TO ANYACTION PURSUANT TO THE PROVISIONS OF THE TEXAS UNIFORM DECLARATORY JUDGMENTS ACT (TEXAS CIVIL PRACTICE AND REMEDIES CODE SECTION 37.001, ET SEQ., AS AMENDED), THE LESSEE AGREES TO WAIVE AND RELINQUISH ANY AND ALL RIGHTS TO THE RECOVERY OF ATTORNEY'S FEES TO WHICH LESSEE MIGHT OTHERWISE BE ENTITLED. LESSEE AGREES THAT TIDS IS THE INTENTIONAL RELINQUISHMENT OF A PRESENTLY EXISTING KNOWN RIGHT. LESSEE ACKNOWLEDGES THAT IT UNDERSTANDS ALL TERMS AND CONDITIONS OF THE AGREEMENT. BY EXECUTION OF THE AGREEMENT, LESSEE HEREBY REPRESENTS AND WARRANTS TO CITY THAT LESSEE HAS READ AND UNDERSTOOD THE AGREEMENT. TIDS ARTICLE SHALL NOT BE CONSTRUED OR INTERPRETED AS A WAIVER OF GOVERNMENTAL IMMUNITY.

16.22 Governmental Immunity: By executing this Agreement City is not waiving its right of governmental immunity. City is retaining its immunity from suit. City is not granting consent to be sued by legislative resolution or action. THERE IS NO WAIVER OF GOVERNMENTAL IMMUNITY.

16.23 Third-Party Beneficiary: City's approval of this Agreement does not create a third-party beneficiary. There is no third-party beneficiary to this Agreement. No person or entity who is not a party to this Agreement shall have any third-party beneficiary or other rights hereunder.

16.24 Notice of Alleged Breach; Statutory Prerequisites: As a condition precedent to filing suit for alleged damages incurred by an alleged breach of an express or implied provision of this Agreement, Lessee or its legal representative, shall give the City Manager, or any other reasonable official of City, notice in writing (consisting of one (I) original and seven (7) copies of notice attached to a copy of this Agreement) of such damages, duly verified, within one hundred and eighty (180) days after the same has been sustained. The discovery rule does not apply to the giving of this notice. The notice shall include when, where and how the damages occurred, the apparent extent thereof, the amount of damages sustained, the amount for which Lessee will settle, the physical and mailing addresses of Lessee at the time and date the claim was presented and the physical and mailing addresses of Lessee for the six (6) months immediately preceding the occurrence of such damages, and the names and addresses of the witnesses upon whom the Lessee relies to establish its claim; Lessee's failure to sonotify the City Manager within the time and manner provided herein shall exonerate, excuse, and except the City from any liability whatsoever. City is under no obligation to provide notice to Lessee that Lessee's notice is insufficient. City reserves the right to request reasonable additional information regarding the claim. Said additional information shall be supplied within thirty (30) days after receipt of notice.

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The statutory prerequisites outlined herein constitute jurisdictional requirements pursuant to Section 271.154 of the Texas Local Government Code and Section 311.034 of the Texas Government Code. Notwithstanding any other provision, Lessee's failure to comply with the requirements herein shall perpetually bar Lessee's claim for damages under Chapter 271 of the Texas Local Government Code, and Section 311.034 of the Texas Government Code, regardless of whether City has actual or constructive notice or knowledge of said claim or alleged damages. Lessee agrees that the requirements of this entire agreement are reasonable.

16.25 No Waiver of Governmental Immnnity; Ch. 271, Tex. Loe. Gov't Code: The parties acknowledge that this Agreement does not constitute a Contract for providing goods and/or services to City, as discussed in Subchapter I of Chapter 271 of the Texas Local Government Code, and City does not waive, to the maximum extent allowed by law, any constitutional, statutory, or common law right to governmental immunity from liability or suit. City expressly does not consent to be sued or be liable. To the greatest extent allowed by law, nothing in this Agreement constitutes a waiver of City's governmental immunity and the parties expressly agree that this Agreement shall not constitute, nor be interpreted as a waiver of City's governmental immunity under Subchapter I of Chapter 271 of the Texas Local Government Code, nor shall it constitute nor be interpreted as a waiver of City's governmental immunity for the benefit of any third party.

This Agreement merely prohibits Lessee and its agents from using the Leased Premises for any other purpose than that described herein. This Agreement restricts the use of the Leased Premises to a specific purpose but does not require the use of Leased Premises for a specific purpose. This Agreement does not require Lessee or its agents to construct, operate, repair, maintain, replace, or remove any facilities or structures described herein. Lessee and its agents are not providing a service to City. Lessee is paying City for a leasehold interest in the Leased Premises, not for a service. Any such provision shall be deemed to be a covenant against noncomplying use, not a covenant to use. Lessee's and its agent's use of the Leased Premises in compliance with a restriction shall not constitute a service, and such complying use shall not operate to waive City's governmental immunity.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be legally executed in duplicate as of the first date indicated above.

THE CITY OF MIDLAND, TEXAS	STARFIGHTERS INTERNATIONAL, INC.

By: _________________	By: /s/ Rick Svetkoff
Tommy Gonzales, City Manager	Name: Rick Svetkoff
Title: President

ATTEST:

____
Marcia Bentley-German, City Secretary

STATE OF FLORIDA §
§
COUNTY OF PINELLAS §

BEFORE ME, the undersigned authority, on this day personally appeared RICHARD W. SVETKOFF, PRESIDENT of STARFIGHTERS INTERNATIONAL, INC., known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged that he executed and delivered the foregoing instrument for the purposes and consideration therein expressed on behalf of STARFIGHTERS INTERNATIONAL, INC. and appeared before me by physical presence.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 17 day of May, 2025.

LORI L. COOK
MY COMMISSION # HH 391913
EXPIRES: May 9, 2027

Notary Public, State of FLORIDA

Signature Page for Commercial Hangar
Lease Agreement Between City of Midland,
Texas, and Startighters International, Inc.

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Exhibit A

Depiction of Leased Premises

CAF
WRIGHT DR
11

Location Map

Scale: 1" = 279'

MOTION AUTHORIZING THE EXECUTION OF A COMMERCIAL HANGAR LEASE AGREEMENT WITH STARFIGHTERS INTERNATIONAL, INC., REGARDING THAT CERTAIN 33,700 SQUARE-FOOT FACILITY LOCATED ON PORTIONS OF LOT 2A, BLOCK 11, MIDLAND INTERNATIONAL AIRPORT INDUSTRIAL ADDITION, AND LOT 3B, BLOCK 11, MIDLAND INTERNATIONAL AIRPORT INDUSTRIAL PARK ADDITION, SECTION 8, CITY AND COUNTY OF MIDLAND, TEXAS.

LEGEND

- CITY LIMITS
- PARCEL
- PRIVATE BLDGS
- NON-EXCLUSIVE USE PERMITTED
- EXCLUSIVE USE PERMITTED

City of Midland, Texas
Planning Division

©THE CITY OF MIDLAND - 2021

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Exhibit B

Form of Airport Fueling Agreement for Corporate Non-Commercial Hangar Tenants

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